Exhibit 2.1

NUMBER

2103

FEDERAL SAVINGS AND LOAN SYSTEM

CHARTER K (Rev.)

1. Corporate title. The full corporate title of the Federal association hereby chartered is “Elberton Federal Savings and Loan Association.”

2. Office. The home office shall be located at Elberton, in the County of Elbert, State of Georgia.

3. Objects and powers. The objects of the association are to promote thrift by providing a convenient and safe method for people to save and invest money and to provide for the sound and economical financing of homes; and, in the accomplishment of such objects, it shall have perpetual succession and power: (1) To act as fiscal agent of the United States when designated for that purpose by the Secretary of the Treasury, under such regulations as he may prescribe, and shall perform all such reasonable duties as fiscal agent of the United States as he may require and to act as agent for any other instrumentality of the United States when designated for that purpose by any such instrumentality; (2) To sue and be sued, complain and defend in any court of law or equity; (3) To have a corporate seal, affixed by imprint, facsimile or otherwise; (4) To appoint officers and agents as its business shall require, and allow them suitable compensation; (5) To adopt bylaws not inconsistent with the Constitution or laws of the United States and rules and regulations adopted thereunder and this charter; (6) To raise its capital, which shall be unlimited, by accepting payments on savings accounts representing share interests in the association; (7) To borrow money; (8) To lend and otherwise invest its funds; (9) To wind up and dissolve, merge, consolidate, convert, or reorganize; (10) To purchase, hold, and convey real and personal estate consistent with its objects, purposes, and powers; (11) To mortgage or lease any real and personal estate and take such property by gift, devise, or bequest; and (12) To exercise all powers conferred by law. In addition to the foregoing powers expressly enumerated, this association shall have power to do all things reasonably incident to the accomplishment of its express objects and the performance of its express powers. It shall exercise its powers in conformity with all laws of the United States as they now are, or as they may hereafter be amended, and with all rules and regulations which are not in conflict with this charter now or hereafter made thereunder.

4. Members. All holders of the association’s savings accounts and all borrowers therefrom are members. In the consideration of all questions requiring action by the members of the association, each holder of a savings account shall be permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of his account. A borrowing member shall be permitted, as a borrower, to cast one vote, and to cast the number of votes to which he may be entitled as the holder of a savings account. No member, however, shall cast more than 50 votes. Voting may be by proxy. (Any number of members present at a regular or special meeting of the members shall constitute a quorum.) A majority of all votes cast at any meeting of members shall determine any question. The members who shall be entitled to vote at any meeting of the members shall be those owning savings accounts and borrowing members of record on the books of the association at the end of the calendar month next preceding the date of such meeting. The number of votes which each member shall be entitled to cast at any meeting of the members shall be determined from the books of the association as of the end of the calendar month next preceding the date of such meeting. Those who were members at the end of the calendar month next preceding the date of a meeting of members but who shall have ceased to be members prior to such meeting shall not be entitled to vote thereat. All savings accounts shall be nonassessable.

5. Directors. The association shall be under the direction of a board of directors of not less than 5 nor more than 15, as fixed in the association’s bylaws or, in the absence of any such bylaw provision, as from time to time expressly determined by resolution of the association’s members. Each director of the association shall be a member of the association, and a director shall cease to be a director when he ceases to be a member. Directors of the association shall be elected by its members by ballot: Provided, That in the event of a vacancy in the directorate, including vacancies created by an increase in the number of directors, the board of directors may fill such vacancy, if the members of the association fail so to do, by electing a director to serve until the next annual meeting of the members. Directors shall be elected for periods of 3 years and until their successors are elected and qualified, but provision shall be made for the election of approximately one-third of the board of directors each year.

6. Withdrawals. The association shall have the right to pay the withdrawal value of its savings accounts at any time upon application therefor and to pay the holders thereof the withdrawal value thereof. Upon receipt of a written request from any holder of a savings account of the association for the withdrawal from such account of all or any part of the withdrawal value thereof, the association shall within 30 days pay the amount requested; Provided, That if the association is unable to pay all withdrawals requested at the end of 30 days from the date of such requests, it shall then proceed in the following manner while any withdrawal request remains unpaid for more than 30 days: Withdrawal requests shall be paid in the order received and if any holder of a savings account or accounts has requested the withdrawal of more than $1,000, he shall be paid $1,000 in order when reached and his withdrawal request shall be charged with such amount as paid and shall be renumbered and placed at the end of the list of withdrawal requests, and thereafter, upon again being reached, shall be paid a like amount, but not exceeding the withdrawal value of his savings account, and until such withdrawal request shall have been paid in full, shall continue to be so paid, renumbered, and replaced at the end of the withdrawal requests on file: Provided, That when any such request is reached for payment, the association shall so advise the holder of such savings account by registered mail to his last address as recorded on the books of the association and, unless such holder shall apply in person or in writing for the payment of such withdrawal request within 30 days from the date of the mailing of such notice, no payment on account of such withdrawal request shall be made and such request shall be cancelled: And provided further, That the board of directors shall have absolute right to pay on an equitable basis an amount not exceeding $200 to any holder of a savings account or accounts in any calendar month and without regard to any other provision of this section.

When the association is unable to pay all withdrawal requests within a period not exceeding 30 days from the date of receipt of written request therefor it shall allot to the payment of such requests the remainder of the association’s receipts from all sources after deducting from total receipts appropriate amounts for expenses, required payments on indebtedness, earnings distributable in cash to holders of savings accounts, and a fund for general corporate purposes equivalent to not more than 20 percent of the association’s receipts from holders of its savings accounts and from its borrowers. Holders of savings accounts for which application for withdrawal has been made shall remain holders of savings accounts until paid and shall not become creditors.

7. Redemption. At any time sufficient funds are on hand, the association shall have the right to redeem, by lot or otherwise as the board of directors may determine, all or any part of any of its savings accounts on June 30 or December 31, by giving 30 days’ notice of such redemption by registered mail addressed to the holder of each such savings account at his last address as recorded on the books of the association. The association may not redeem any of its savings accounts when there is an impairment of its capital or when it has any request for withdrawal which has been on file and unpaid for more than 30 days. The redemption price of each savings account redeemed shall be the full value thereof, as determined by the board of directors, but in no event shall the redemption price be less than the withdrawal amount of such savings account. If a savings account which is redeemed is entitled to participate in any reserve for bonus, the amount in such reserve for bonus which is properly allocable to such savings account shall be paid as part of the redemption price thereof. If any notice of redemption shall have been duly given, and if the funds necessary for such redemption shall have been set aside so as to be and to continue to be available for that purpose, earnings upon such account shall cease to accrue from and after the date specified as the redemption date and all rights with respect to each such account shall forthwith, after such redemption date, terminate, except only the right of the holder of record of such savings account to receive the redemption price thereof without earnings.

8. Loans and investments. The association may make any loan or investment authorized by statute and the rules and regulations made by the Home Loan Bank Board and in effect on August 15, 1949; it may make such additional loans and investments as may thereafter be authorized by amendments of the said rules and regulations.

9. Power to borrow. The association may borrow money in an aggregate amount not exceeding one-half of its capital; the amount which may be borrowed from sources other than a Federal home loan bank shall not exceed one-tenth of such capital. Notwithstanding the foregoing limitations, the association may, with prior approval by the Federal Home Loan Bank Board, borrow from a Federal home loan bank or from any Federal agency or instrumentality without limitation, upon such terms and conditions as may be required by such bank or agency. The association may pledge and otherwise encumber any of its assets to secure its debts.

10. Reserves, surplus, and distribution of earnings. The association shall maintain general reserves for the sole purpose of meeting losses; such reserves shall include the reserve required for insurance of accounts. Any losses may be charged against general reserves. If and whenever the general reserves of the association are not equal to at least 10 percent of its capital, it shall, as of June 30 and December 31 of each year, credit to such reserves an amount equivalent to at least 5 percent of its net earnings for the 6 months’ period, or such amount as may be required by the Federal Savings and Loan Insurance Corporation, whichever is greater, until such reserves are equal to at least 10 percent of the association’s capital. As of June 30 and December 31 of each year, after payment or provision for payment of all expenses, credits to general reserves and such credits to surplus as the board of directors may determine, and provision for bonus on savings accounts as authorized by regulations made by the Federal Home Loan Bank Board, the board of directors of the association shall cause the remainder of the net earnings of the association for the 6 months’ period to be distributed promptly on its savings accounts, ratably, as declared by the board of directors, to the withdrawal value thereof; in lieu of or in addition to such net earnings, any of the association’s surplus funds may be likewise distributed. Such net earnings shall be credited to savings accounts or paid, as directed by the owner. All holders of savings accounts shall participate at the same rate and on the same basis in the distribution of earnings: Provided, That the association is not required to distribute earnings on short-term savings accounts or on accounts of $10 or less. Except as provided above, earnings shall be declared on all savings accounts of record at the close of each such 6 months’ period, on the withdrawal value of each such account at the beginning of the said 6 months’ period, plus the payments made thereon during such period (less amounts withdrawn, and, for purposes of participation in earnings, deducted from the latest previous payments), computed at the declared rate for the time invested, determined as provided below. The date of investment shall be the date of actual receipt of such payments by the association, unless the board of directors fixes a date, not later than the tenth of the month, for determining the date of investment of payments on savings accounts or designated classes thereof. Payments, affected by such determination date, received by the association on or before such determination date, shall receive earnings as if invested on the first of such month. Payments, affected by such determination date, received subsequent to such determination date, shall receive earnings as if invested on the first of the next succeeding month. Notwithstanding any other provision of its charter, the association may distribute net earnings on its savings accounts on such other basis and in accordance with such other terms and conditions as may from time to time be authorized by regulations made by the Federal Home Loan Bank Board. All holders of savings accounts of the association shall be entitled to equal distribution of assets, pro rata to the value of their savings accounts, in the event of voluntary or involuntary liquidation, dissolution, or winding up of the association.

11. Amendment of charter. No amendment, addition, alteration, change, or repeal of this charter shall be made unless such proposal is made by the board of directors of the association, and submitted to and approved by the Federal Home Loan Bank Board, and is thereafter submitted to and approved by the members at a legal meeting. Any amendment, addition, alteration, change, or repeal so acted upon and approved shall be effective, if filed with and approved by the Federal Home Loan Bank Board, as of the date of the final approval of, or as fixed by, the members.

Issued at Washington, D. C., this 16th day of November,            1956.

FEDERAL HOME LOAN BANK BOARD,
Attest:	By
Secretary	Chairman

	FEDERAL HOME LOAN BANK BOARD WASHINGTON. D. C. 20552 101 INDIANA AVENUE N. W.	FEDERAL HOME LOAN BANK SYSTEM FEDERAL SAVINGS AND LOAN INSURANCE CORPORATION FEDERAL SAVINGS AND LOAN SYSTEM

OFFICE OF INDUSTRY DEVELOPMENT
April 30, 1970

Supervisory Agent

Federal Home Loan Bank Board

Federal Home Loan Bank of Greensboro

444 North Elm Street

Greensboro, North Carolina 27401

Elberton FS&LA

Elberton, Georgia

FHLBB No. 2849

Dear Sir:

Satisfactory evidence has been presented by the subject association that it has followed the requirements of its Charter in adopting the following amendment thereto by deleting from Section 10 thereof the following sentence:

“If and whenever the general reserves of the association are not equal to at least 10 percent of its capital, it shall, as of June 30 and December 31 of each year, credit to such reserves an amount equivalent to at least 5 percent of its net earnings for the 6 months’ period, or such amount as may be required by the Federal Savings and Loan Insurance Corporation, whichever is greater, until such reserves are equal to at least 10 percent of the association’s capital.”

You may inform the subject association that the requirements of its Charter in adopting the amendment having been followed, this constitutes the approval by the Board of the amendment, pursuant to paragraph (2) of Section 544.8 (c) of the Rules and Regulations for the Federal Savings and Loan System.

This approval is effective as of April 15, 1970.

Sincerely yours,

/s/ Albert E. Conradis
Albert E. Conradis
Chief, Legal Review Section

MISS HILDA ACKER, Sec.-Treas.
FRED HERNDON Pres.	MRS. PEGGY FLORENCE, Asst. Sec.-Treas.
JACK’ BELL, Exec. V-Pres.	MRS. DORIS FORTSON, Teller

P. O. Box 897

ELBERTON, GEORGIA 30635

After discussion and upon motion by T. G. McGarity and seconded by A. S. Johnson, Sr., the following resolution which was approved by the Board of Directors of said Association on February 20, 1970 was made:

“RESOLUTION”

RESOLVED, That the present charter of this Association be amended by adding the following as the first sentence of Section 6 after the section title “Withdrawals’’:

“Each withdrawal from a savings account shall be governed by this section except to the extent that a member’s account book or other written evidence of the member’s savings account contains additional requirements in accordance with regulations made by the Federal Home Loan Bank Board.”

This resolution was unanimously adopted by the membership present and those represented by proxy.

I hereby certify that I am the duly elected, qualified and acting Secretary of the Elberton Federal Savings and loan Association, Elberton, Georgia and that the foregoing in a true and correct copy of n resolution adopted at a special legal meeting of the members of said institution duly held on the 15th day of April, 1970, a quorum being present.

/s/ Hilda Acker
Secretary